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Pricing Supplement No. 1 dated March 9, 1999         Registration Nos. 333-38135
(To Prospectus Supplement dated February 3, 1999           and 333-67383
    and Prospectus dated February 2, 1999)                 Rule 424(b)(3)

                             BANKBOSTON CORPORATION

                                MEDIUM-TERM NOTES

                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

                              --------------------

     Except as set forth herein, the Senior Notes offered hereby are "Fixed Rate Notes" and have such terms as are described in the accompanying Prospectus Supplement dated February 3, 1999, relating to Fixed Rate Notes.

DTC CUSIP #: 06605 TAL6

Principal Amount:  $300,000,000

Issue Date (Settlement Date):  March 12, 1999

Stated Maturity Date:  March 15, 2002

Issue Price:  99.980% of Principal Amount

Interest Rate(s)
    (Fixed Rate Notes):  6.125%

Initial Interest Rate
    (Floating Rate Notes):  N/A

Interest Payment Dates:        [ ] June 15 and December 15 of each year.

                               [X] Other:
                               March 15th and September 15th (or the
                               next succeeding Business Day) of each
                               year, commencing September 15th, 1999

Record Dates:                  [X] Fifteenth calendar day (whether or not a
                               Business Day) next preceding each Interest
                               Payment Date.



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                                      -2-


Interest Rate Basis
       (Floating Rate Notes):              N/A

Interest Calculation
       (Floating Rate Notes):              N/A

Index Maturity
       (Floating Rate Notes):              N/A

Index Currency
       (LIBOR Notes):                      N/A

Designated LIBOR Page
       (LIBOR Notes):                      N/A

Designated CMT Telerate
Page   (CMT Rate Notes):                   N/A

Designated CMT Maturity
Index  (CMT Rate Notes):                   N/A

Prime Rate Notes
       (Floating Rate Notes):              N/A

Spread (Plus or Minus)
       (Floating Rate Notes):              N/A

Spread Multiplier
       (Floating Rate Notes):              N/A

Interest Rate Formula
       (Floating Rate Notes):              N/A

Interest Reset Dates
       (Floating Rate Notes):              N/A

Interest Determination Dates
       (Floating Rate Notes):              N/A

Calculation Agent (if other
       than the Bank)
       (Floating Rate Notes):              N/A

Minimum Interest Rate
       (Floating Rate Notes):              N/A

Maximum Interest Rate
       (Floating Rate Notes):              N/A



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                                      -3-

Redemption Date(s):                        N/A
Initial Redemption Percentage:             N/A

Annual Redemption
       Percentage Reduction:               N/A

Holder's Optional
       Repayment Date(s):                  N/A

Day Count Convention
       (Fixed Rate Notes):                 [X] 30/360 for the period from March
                                               12, 1999 to March 15, 2002.

                                           [ ] Actual/360 for the period from

Original Issue
       Discount Note:                      [ ] Yes
                                           [X] No

Total Amount of OID:                       N/A

Yield to Maturity:                         N/A

Interest Accrual
       Period:                             N/A

Default Rate:                              N/A

Other Provisions:


                              PURCHASE AS PRINCIPAL

     This Pricing Supplement relates to $300,000,000 aggregate principal amount of Senior Notes that are being purchased, as principal, by Chase Securities Inc., BancBoston Robertson Stephens Inc., and Morgan Stanley Dean Witter (collectively, the "Underwriters"). Subject to certain conditions precedent, the Underwriters have severally but not jointly agreed to purchase from the Corporation the respective amounts of the Senior Notes set forth opposite their names below.

                                                               Principal Amount
                                                                      of
                                                                    Senior
                                                                     Notes

           Underwriter

Chase Securities Inc. ..........................................   210,000,000

BancBoston Robertson Stephens Inc. .............................    45,000,000


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                                      -4-

Morgan Stanley Dean Witter .....................................    45,000,000
                                                                  $300,000,000
                                                                  ============

The Underwriters have advised the Corporation that they propose initially to offer the Senior Notes to the public at a public offering price of 99.980 percent of the principal amount (plus accrued interest, if any, from March 12, 1999), or $299,940,000 in the aggregate. After the initial public offering, the public offering price, concession and discount may be changed.

The Underwriters will purchase the Senior Notes from the Corporation at the public offering price, less a discount of .450 percent of the principal amount, or $1,350,000 in the aggregate. Accordingly, the net proceeds payable by the Underwriters to the Corporation from the sale of the Senior Notes will be 99.530% of the principal amount, or $298,590,000, before deduction of expenses payable by the Corporation.

Terms used but not defined in this Pricing Supplement shall have the meanings specified in the above-referenced Prospectus Supplement.